Exhibit 99.1

News Release

RSP Permian, Inc. Files Year-End 2013 Form 10-K; Provides Corporate Update and 2014 Outlook

Dallas, Texas — March 31, 2014 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today filed its Annual Report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission (“SEC”) and posted a Corporate Update presentation on its website at www.rsppermian.com.

The Form 10-K filed with the SEC includes the combined results of RSP Permian LLC and Rising Star, the Company’s historical accounting predecessor (“Predecessor”), as well as results on a pro forma basis, giving effect to the completion of the corporate reorganization and acquisitions in connection with the Company’s initial public offering (the “IPO”), as further described in the Form 10-K. Unless otherwise indicated, information presented in this release is on a pro forma basis.

Highlights for the Year Ended December 31, 2013

•                  Average production of 7,293 Boe/d in 2013, a 43% increase over 2012’s average of 5,089 Boe/d

•                  2013 net income of $41 million, or $0.56 per share, a 148% increase over 2012 net income of $16 million, or $0.23 per share

•                  Adjusted EBITDAX of $152 million in 2013, a 57% increase over $97 million in 2012

•                  Proved reserves of 54 million Boe, an increase of 10 million Boe, or 24%, from 2012 proved reserves of 44 million Boe

•                  Acquisition of Spanish Trail assets for $155 million

Current Activity Update

•                  Accelerating drilling program - currently running three operated horizontal rigs and one operated vertical rig in the Midland Basin; fourth operated horizontal rig and second operated vertical rig to arrive in the second quarter

•                  Strong horizontal well results — Horizontal Wolfcamp results tracking expectations and early horizontal Spraberry results outperforming type curve and economic returns look as strong as the Wolfcamp

•                  Executing multi-well / multi-zone pad development - three dual well / dual zone pads now on production and three dual well/ dual zone pads currently drilling

•                  Attractive acquisitions — recently acquired additional acreage in Midland Basin, expanding horizontal drilling inventory in areas of operations

•                  Increased commodity hedge position — since the IPO, doubled hedge position for the next twelve months, with approximately 60% of remaining 2014 expected oil production hedged at an average floor of approximately $88 and approximately 60% of remaining 2014 natural gas production hedged at a floor of $4.00/MMBtu

“We are pleased with our strong 2013 financial results driven by our outstanding employees and the continued success of our drilling program on our Midland Basin leasehold position,” stated Steve Gray, Chief Executive Officer. “Our recent IPO has positioned us to further accelerate our delineation of multiple pay zones on our properties. We are off to a nice beginning as a public company and we currently anticipate continued growth in the near-term and expect to continue realizing efficiencies drilling on our contiguous acreage positions.”

2013 Year End and Fourth Quarter Financial Results

	Pro Forma(1)
	For the Three Months Ended December 31,	For the Year Ended December 31,
	2013	2013
Production data:
Oil (MBbls)	516	1,867
Natural gas (MMcf)	574	2,287
NGLs (MBbls)	109	414
Total (MBoe)	721	2,662
Average Net Daily Production (Boe/d)(5)	7,837	7,293

Average prices before effects of hedges(2)(3):
Oil (per Bbl)	$94.38	$95.01
Natural gas (per Mcf)	3.38	3.34
NGLs (per Bbl)	28.94	28.16
Total (per Boe)	$74.64	$73.89
Average realized prices after effects of hedges(2)(3):
Oil (per Bbl)	$94.91	$95.24
Natural gas (per Mcf)	3.38	3.34
NGLs (per Bbl)	28.94	28.16
Total (per Boe)	$75.02	$74.06
Average costs (per Boe):
Lease operating expenses	$8.84	$8.72
Production and ad valorem taxes	6.31	4.97
Depreciation, depletion and amortization	22.44	30.24
General and administrative expenses(4)	1.60	1.40

(1)         Does not include the results related to the Verde Acquisition or Pecos Contribution due to their lack of significance to our Pro Forma financial results.

(2)         Average prices shown in the table reflect prices both before and after the effects of our realized commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period.

(3)         Average realized prices for oil are net of transportation costs. Average realized prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in our lease operating expenses. No transportation costs are associated with NGL production and sales.

(4)         Pro forma general and administrative expenses do not include additional expenses we would have incurred as a result of being a public company.

(5)         The Company exited the year ended December 31, 2013 with an average daily production rate of approximately 8.2 MBoe/d.

Production volumes for the year ended 2013 averaged 7,293 Boe/d or a total of 2,662 MBoe.  Production for 2013 was comprised of 70% crude oil, 16% NGLs, and 14% natural gas.  Our average realized oil, natural gas, and NGL prices were $95.24/Bbl, $3.34/Mcf, $28.16/Bbl, respectively.  Per unit cash expenses (including lease operating, production and ad valorem taxes, and general and administrative) were $15.09 per Boe.  For the year, Adjusted EBITDAX was $152 million and net income totaled $41 million in 2013 or $0.56 per share.

Production volumes for the quarter ended December 31, 2013 averaged 7,837 Boe/d or a total of 721 MBoe.  Production for the fourth quarter was comprised of 72% crude oil, 15% NGLs, and 13% natural gas.  Average realized oil, natural gas, and NGL prices were $94.91/Bbl, $3.38/Mcf, $28.94/Bbl, respectively.  Per unit cash expenses (including lease operating, production and ad valorem taxes, and general and administrative) were $16.75 per Boe.  For the quarter, Adjusted EBITDAX was $41 million and net income totaled $14 million or $0.19 per share.

2013 Proved Reserves

Estimated pro forma proved reserves at December 31, 2013:

At December 31,
2013
Proved developed reserves:
Oil (MBbls)	13,921
Natural gas (MMcf)	21,008
NGLs (MBbls)	3,965
Total (MBoe)	21,387
Proved undeveloped reserves:
Oil (MBbls)	21,011
Natural gas (MMcf)	31,665
NGLs (MBbls)	6,207
Total (MBoe)	32,496
Total proved reserves:
Oil (MBbls)	34,932
Natural gas (MMcf)	52,673
NGLs (MBbls)	10,172
Total (MBoe)	53,883

Recent RSP-operated Permian Horizontal Well Activity

RSP expects to operate four horizontal and two vertical rigs for the majority of 2014. Currently, the Company is operating three horizontal rigs and one vertical rig, with an additional horizontal rig and vertical rig being added during the second quarter.

		Lateral		30-Day IP
Well Name	County	Length (ft)	Zone	(Boe/d)
Kemmer 4210LS	Midland	5,247	Lower Spraberry	979
Headlee 3911H	Midland	7,270	Lower Spraberry	782
Kemmer 4210WB	Midland	5,281	Wolfcamp B	742
Parks Bell 3909H	Midland	7,277	Lower Spraberry	683

In addition, the Company has nine operated horizontal wells that are currently being drilled, completed, or tested over five targeted horizontal zones.  These wells consist of two in the Middle Spraberry, two in the Lower Spraberry, one in the Wolfcamp A, three in the Wolfcamp B and one in the Wolfcamp D (Cline).

2014 Operational Update and Outlook

Production:

Total Boe/d	10,000 - 11,000
% Oil	72% - 74%
% Natural Gas	12% - 14%
% NGLs	13% - 15%

Capital Budget:

Drilling & Completion Capex ($MM)	$340 - $360
Infrastructure / G&G Capex	$10 - $15

	Gross	Net
Operated Horizontal Wells	40 - 45	35 - 40

Non-Operated Horizontal Wells	25 - 30	4 - 6
Operated & Non-Operated Vertical Wells	65 - 70	38 - 42

The production and capex outlook does not include any potential increase from horizontal drilling on recent acquisitions.  The outlook will be updated once updated drilling plans are determined on these properties. The capital budget for 2014 is expected to be $350- $375 million and is expected to be funded by a combination of cash and cash equivalents, operating cash flow and borrowings under our revolving credit facility. The Company does not budget for acquisitions.

Recent Acquisitions

RSP recently acquired additional acreage prospective for horizontal development located in Martin, Glasscock, and Dawson counties for an aggregate purchase price of approximately $79 million in three separate transactions. The transactions were financed under RSP’s revolving credit facility.

East Cowden Acquisition

On February, 24th, RSP closed on the acquisition of a 17.5% non-operated working interest in producing properties. The properties are located between RSP Permian’s operated leasehold positions in Martin County, Texas. The properties include 6,451 gross (1,125 net) acres, and net production, on a two-stream basis, averaged approximately 500 barrels of oil equivalent (“Boe”) per day (76% oil) for the month of February from 147 vertical wells. The operator of these properties has indicated it has identified 196 horizontal drilling locations in six target intervals including the Middle Spraberry, Lower Spraberry, Wolfcamp A, Wolfcamp B, Wolfcamp D (Cline), and Clearfork.

Dude Acquisition

In Glasscock County, RSP acquired a 100% operated working interest in 961 acres of undeveloped leasehold.  RSP has identified 30 horizontal locations located on these properties located in the Middle Spraberry, Lower Spraberry, Wolfcamp A, Wolfcamp B, and Wolfcamp D (Cline) formations.

Verde “Bolt-on” Acquisition

RSP also added to its position in Dawson County, closing on an additional 3,766 gross (3,230 net) undeveloped acres in the Company’s Verde area, bringing the Company’s total acreage in Dawson to 13,230 gross (11,345 net) acres. The Company has identified approximately 61 additional net horizontal locations in the Middle Spraberry, Lower Spraberry, and Wolfcamp A/B formations.

“These opportunistic acquisitions expand our horizontal inventory in properties that are located primarily adjacent to our existing leasehold, further blocking up contiguous acreage in our area of operations,” said RSP Permian’s Chief Executive Officer Steve Gray. “These acquisitions were accomplished using our deep rooted relationships within the Permian Basin, which we believe is a core strength of the RSP organization and will lead to future attractive acquisition opportunities in our core areas. We look forward to executing on the horizontal development program on these properties, targeting multiple prospective zones. ”

Updated Oil and Natural Gas Commodity Price Positions

RSP has entered into additional oil and natural gas commodity price hedges for 2014 and 2015.  The following table reflects the revised total for all outstanding oil and natural gas contracts currently outstanding for the periods subsequent to December 31, 2013:

Description & Production Period	Volume (Bbls)	Weighted Average Floor price ($/Bbl)(1)	Weighted Average Ceiling price ($/Bbl)(1)	Weighted Average Swap price ($/Bbl)(1)
Crude Oil Swaps:
January 2014 – December 2014	120,000	—	—	$96.40
January 2014 – December 2015	240,000	—	—	92.60
Crude Oil Collars:
January 2014 – December 2014	384,000	87.03	110.09	—
January 2014 – September 2014	9,000	85.00	113.04	—
January 2014 – December 2015	600,000	85.00	95.00	—
April 2014 – December 2014	450,000	85.00	97.00	—
July 2014 – September 2014	90,000	90.00	101.50	—
October 2014 – December 2014	90,000	90.00	97.33	—
January 2015 – March 2015	120,000	90.00	92.53	—
January 2015 – December 2015	72,000	80.00	93.25	—

(1)         The derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.

Description & Production Period	Volume (MMBtu)	Weighted Average Floor price ($/MMBtu)(1)	Weighted Average Ceiling price ($/MMBtu)(1)
Natural Gas Collars:
April 2014 - December 2014	1,350,000	$4.00	$4.78

(1)         The derivative contracts are settled based on the NYMEX closing settlement price.

Liquidity Update

The Company retired all of its outstanding debt with a portion of the primary proceeds from the IPO. Since the IPO, the Company has drawn on its revolving credit facility to fund its drilling and for acquisitions.  As of February 28, the Company had borrowed $95 million on the revolving credit facility which has a $300 million borrowing base, and had $69 million of debt, net of cash, outstanding, leaving the Company $231 million of liquidity.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, and Ector.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP”.  For more information, visit www.rsppermian.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the Securities and Exchange Commission, including its Form 10-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site are located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Statement of Operations

			RSP Permian, Inc.
	Predecessor		Pro Forma
	Year Ended December		Three Months Ended	Year Ended December
	31,		December 31,	31,
	2013	2012	2013	2013	2012
				(Unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Revenues:
Oil sales	$110,345	$91,441	$48,733	$177,415	$112,631
Natural gas sales	5,383	4,284	1,937	7,647	4,313
NGL sales	7,314	8,702	3145	11,644	10,565
Total revenues	$123,042	$104,427	$53,815	$196,706	$127,509

Operating expenses:
Lease operating expenses	$14,664	$12,854	$6,372	$23,218	$15,710
Production and ad valorem taxes	8,326	7,575	4,546	13,236	9,389
Depreciation, depletion and amortization	47,158	48,803	16,180	80,487	65,701
Asset retirement obligation accretion	121	115	53	199	162
Impairments	—	—	—	—	—
Dry hole costs	—	—	1,157	—	—
General and administrative expenses	3,852	2,859	—	3,716	2,677
Total operating expenses	74,121	72,206	28,308	120,856	93,639
(Gain) on sale of assets	(22,700)	(6,734)	—	—	—
Operating income	$71,621	$38,955	$25,507	$75,850	$33,870

Other income (expense):
Other income	$1,202	$884	$339	$1,202	$849
Loss on derivative instruments	(2,607)	(796)	758	(2,607)	(796)
Interest expense	(5,216)	(3,474)	(4,865)	(10,890)	(8,929)
Total other income (expense)	$(6,621)	$(3,386)	$(3,768)	$(12,295)	$(8,876)
Income before taxes	65,000	35,569	21,739	63,555	24,994
Income tax (expense) benefit	(2,262)	339	(7,637)	(22,717)	(8,554)
Net Income	$62,738	$35,908	$14,102	$40,838	$16,440

Per share data (unaudited):
Net earnings per common share:
Basic and diluted				$0.56	$0.23
Weighted average common shares outstanding:
Basic and diluted				72,500	72,500

Pro Forma C Corporation Data (unaudited)(1):
Net income before taxes	$62,738
Pro forma for income taxes	(22,586)
Pro forma net income	$40,152

Cash Flow Data:
Net cash provided by operating activities	$73,345	$72,803
Net cash provided by (used in) investing activities	(119,591)	(113,220)
Net cash provided by financing activities	8,248	81,583

Other Financial Data:
Adjusted EBITDAX(2)	$92,022	$78,745	$40,611	$152,358	$97,304

(1)         RSP Permian, L.L.C. was formed as a holding company in October 2010, and did not conduct any material business operations until December 2010. RSP Permian, Inc. is a C-Corp. under the Code, and is subject to income taxes. The Company computed a pro forma income tax provision for 2012 and 2013 as if RSP Permian, L.L.C. and Rising Star were subject to income taxes since January 1, 2012. For 2013 and 2012 comparative purposes, we have included pro forma financial data to give effect to income taxes assuming the earnings of the RSP Permian, L.L.C. and Rising Star had been subject to federal income tax as a C-Corp. since inception. The unaudited pro forma data is presented for informational purposes only and does not purport to project our results of operations for any future period or our financial position as of any future date. The pro forma tax provision has been calculated at a rate based upon a federal corporate level tax rate and a state tax rate, net of federal benefit, incorporating permanent differences.

(2)         Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation of Adjusted EBITDAX to net income, see “Use of Non-GAAP Financial Measures” below.

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, exploration expense, (gains) losses on derivative instruments excluding net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, impairment of oil and natural gas properties, non-cash equity based compensation, asset retirement obligation accretion expense, gains and losses from the sale of assets and other non-cash operating items.

Management believes Adjusted EBITDAX is useful because it allows it to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a pro forma reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

	Predecessor		Pro Forma
	Year Ended December 31,		Three Months Ended December 31,	Year Ended December 31,
	2013	2012	2013	2013	2012
				(Unaudited)
	(In thousands)
Adjusted EBITDAX reconciliation to net income:
Net income	$62,738	$35,908	$14,102	$40,838	$16,440
Interest expense	5,216	3,474	4,865	10,890	8,929
Income tax expense (benefit)	2,262	(339)	7,637	22,717	8,554

Depreciation, depletion and amortization	47,158	48,803	16,180	80,487	65,701
Exploration expense	—	—	—	—	—
Loss on derivative instruments	2,607	796	(758)	2,607	796
Net cash payments on settled derivative instruments	(886)	(474)	(344)	(886)	(474)
Premiums paid for put options that settled during the period(1)	(4,494)	(2,804)	(1,124)	(4,494)	(2,804)
Impairments	—	—	—	—	—

Non-cash equity based compensation	—	—	—	—	—

Asset retirement obligation accretion	121	115	53	199	162
Gain on sale of assets	(22,700)	(6,734)	—	—	—
Adjusted EBITDAX	$92,022	$78,745	$40,611	$152,358	97,304

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.